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                                                                   EXHIBIT 10.01


                                2007-1 AMENDMENT
                                     TO THE
                                 STEELCASE INC.
                           DEFERRED COMPENSATION PLAN
                       (EFFECTIVE AS OF SEPTEMBER 1, 1999)

                            ------------------------

                  This 2007-1 Amendment to the STEELCASE INC. DEFERRED COMPENSATION PLAN ("Plan") is adopted by Steelcase Inc. (the "Company"). The amendment is effective as of January 1, 2006, except as otherwise indicated.

                  Pursuant to Section 6.10 of the Plan, the Company amends the Plan as follows:

                                       A.

                       Article II is amended as follows:

                                   ARTICLE II
                                  ELIGIBILITY

                  Prior to the Election Period before each Deferral Year, the Administrative Committee shall identify the Participants who shall be eligible to make an election to defer their Base Salary and/or Bonus for the following Deferral Year.

                                       B.

                  Section 3.1 of Article III is amended as follows:

                  3.1 DEFERRAL ELECTIONS During the Election Period for the first Deferral Year in which a Participant is eligible to participate in the Plan, the Participant may elect a specified dollar amount of his or her Base Salary and/or a specified percentage (in whole percentages only) of his or her Bonus to be earned in the following Deferral Year which shall not be paid in cash, but shall instead be deferred and distributed to the Participant (or in the event of the Participant's death, to his or her Beneficiary) in accordance with the provisions of Article V (Payments). The minimum annual deferral amount is $2,500. The maximum annual deferral amount is 25% of the Participant's Base Salary and 50% of the Participant's Bonus. The Administrative Committee may further limit or increase, at any time prior to the expiration of an Election Period, the maximum amount of Base Salary or Bonus that can be deferred by any Participant annually in the following Deferral Years. Any election to defer shall not be effective unless the Participant also completes any forms as may be required by the Administrative Committee, including, but not limited to, the selection of investment media in which his or her Deferral Account shall be deemed invested pursuant to Section 4.3 (Investment Media) and any life insurance forms.
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                  Any election made prior to the beginning of the Election
Period for the Deferral Year beginning March 1, 2006 shall not apply to any Deferral Year beginning on or after March 1, 2006. Consequently, even though elections made prior to the Election Period for the Deferral Year beginning March 1, 2006 were required to remain in effect for five years, a Participant must make a new election during the Election Period for the Deferral Year beginning March 1, 2006, in order to defer any portion of his or her Base Salary or Bonus for such Deferral Year. Any deferral election made by a Participant for a Deferral Year beginning on or after March 1, 2006 shall continue in effect for all subsequent Deferral Years unless the Participant completes a new election form and delivers it to the Administrative Committee during a subsequent Election Period.



                                       C.

                  Section 3.2 of Article III is amended as follows:

                  3.2 CHANGES IN ELECTIONS Elections may not be changed on or after the last day of the Election Period for the Deferral Year for which they are in effect.

                                       D.

                  Effective November 1, 2005, Section 5.2 is amended to read:

                  5.2 FORM FOR PAYMENT. The Participant shall elect in writing, as part of his or her initial deferral election under Section 3.1 (Deferral Elections), the period over which the balance of his or her Deferral Account shall be paid by the Company to the Participant (or in the event of his or her death, to his or her Beneficiary) from among the following:

                           (A)      one lump sum,

                           (B) annual payments over a period of five years, or

                           (C)      annual payments over a period of ten years;

provided, however, that the Administrative Committee shall distribute the entire nonforfeitable balance of the Deferral Account, as described in Section 6.3 (Nonforfeitability), in a single lump sum payment to the Participant or his or her Beneficiary if the balance of the Deferral Account is less than $10,000. The Participant is permitted to change his or her election one time (in addition to any special election the Participant makes under Section 5.5 hereof), but a change of election shall not be effective unless the Participant remains employed with the Company or its affiliates for at least 12 months after the change of election is filed with the Administrative Committee.

                  In the event a Participant changes his or her payment election (other than under Section 5.5 hereof), the Participant's Deferral Account will be paid or begin to be paid as soon




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as administratively feasible following the end of the fifth Plan Year following the Plan Year which includes the Participant's separation from service with the Company.

                                       E.

                  Effective November 1, 2005, a new Section 5.5 is added as follows:

                  5.5 SPECIAL DISTRIBUTION ELECTION A Participant may make a special one-time election, no later than December 15, 2005, to receive a distribution of all or any portion of his or her Deferral Account as of November 30, 2005. A Participant who elects to receive a distribution of all or a portion of his or her Deferral Account under this Section 5.5 shall receive his or her distribution by December 31, 2005. Notwithstanding the preceding provisions of this Section 5.5, the current deferral election of a Participant who elects to receive a distribution of all or a portion of his or her Deferral Account as of November 30, 2005 shall continue in effect for the remainder of the Plan Year beginning March 1, 2005. In addition, a Participant who elects to receive a distribution of all or a portion of his or her Deferral Account may still elect to defer a portion of his or her Base Salary or Bonus to be earned during any Plan Year beginning on or after March 1, 2006 by making an election in accordance with Section 3.1 during the Election Period applicable to such Plan Year.

                                       F.

                  In all other respects, the Plan is unchanged.

                  IN WITNESS OF WHICH, the Company executes this 2007-1 Amendment to the Plan.

                                      STEELCASE INC.


Dated:  November 22, 2005             By     /S/ Nancy W. Hickey
                                        -------------------------------------
                                           Its Senior Vice President and
                                               Chief Administrative Officer